Exhibit 99.1

NEW RELEASE

For Immediate Release

For more information, contact:

Donna Lee

636-728-3189

THERMADYNE HOLDINGS CORPORATION

ANNOUNCES RESTATEMENT OF 2004 FINANCIAL STATEMENTS,
2005 QUARTERLY FINANCIAL STATEMENTS AND

ANTICIPATES FILING SEC REPORTS BY JULY 14, 2006

ST. LOUIS, MO — June 23, 2006 — Thermadyne Holdings Corporation (THMD.PK)

The Company announced today that its previously issued financial statements for the year ended December 31, 2004 and the first three quarters of 2005 will be restated, and that it will experience a continued delay in filing its annual report on Form 10-K for the twelve months ended December 31, 2005 and quarterly report on Form 10-Q for the three months ended March 31, 2006.

As previously announced, the Company was required to reclassify certain non-core businesses that had been sold as discontinued operations in prior year consolidated financial results. The Company further reported that it was analyzing whether certain of its subsidiaries have been accurately applying U.S. GAAP to the accounting for foreign currency translations and in its financial statement consolidation process in conjunction with adjustments related to fresh-start accounting. The Company was also reassessing its accounting for deferred income taxes related to the fresh-start accounting adjustments and state income tax liabilities.

The Company has substantially completed its review of these matters and has now determined that certain adjustments related to deferred income taxes associated with fresh-start accounting, state income tax liabilities, foreign currency translation and miscellaneous other matters are necessary in its financial statements for the year ended December 31, 2004 and for the first three quarters of 2005.

In an announcement on June 13, 2006, the Company reported that it anticipated releasing during the week of June 19 preliminary financial information of its results for the twelve months ended December 31, 2005, and the three months ended March 31, 2006, at which time it would hold another conference call to discuss the preliminary results.

However, in light of the decision to restate these previously issued financial statements, the Company will release the audited 2005 and first quarter 2006 results together with the restated 2004 financial statements and the restated 2005 quarterly financial statements. The Company anticipates this information will be available on or before July 14, 2006. When these results are released, the Company will announce a conference call to review the information with investors. In the event the Company is unable to complete its filing by this date, the Company intends to provide preliminary financial information, hold a conference call with investors and may begin to solicit consents from its bondholders and senior lenders if additional time is needed to complete such filings.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, and Cigweld®. Its common shares trade on the pink sheets under the symbol THMD.PK. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.